Exhibit 16.1

August 17, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Chart Acquisition Corp. and, under the date of March 10, 2015, we reported on the financial statements of Chart Acquisition Corp. as of and for the year ended December 31, 2014. On August 14, 2015, we were dismissed. We have read Tempus Applied Solutions Holding, Inc.’s statements included under Item 4.01 of its Form 8-K dated August 17, 2015, and we agree with such statements except that (i) we are not in a position to agree or disagree with Tempus Applied Solutions Holding, Inc.’s statement that the change was approved by the board of directors and (ii) we are not in a position to agree or disagree with Tempus Applied Solutions Holding, Inc.’s statement that Elliot Davis Decosimo was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Chart Acquisition Corp.’s financial statements during the fiscal year ended December 31, 2014 and the subsequent interim period through August 14, 2015.

Very truly yours,

/s/ KPMG LLP